Exhibit 99.1

Catlin Group Limited

Consolidated Financial Statements

For the Years Ended 31 December 2014 and 2013
(Expressed in US dollars)

Independent Auditor’s Report

To the Board of Directors and Stockholders of Catlin Group Limited

We have audited the accompanying consolidated financial statements of Catlin Group Limited and its subsidiaries, which comprise the consolidated balance sheets as of 31 December 2014 and 31 December 2013, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity, consolidated statement of cash flows and notes to the consolidated financial statements for the years then ended.

Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catlin Group Limited and its subsidiaries at 31 December 2014 and 31 December 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers Ltd.
PricewaterhouseCoopers Ltd.
Bermuda
10 February 2015, except for restricted cash, Note 7 and Note 16 as described in Note 2 to the consolidated financial statements, as to which the date is 6 March 2015

Catlin Group Limited
Consolidated Balance Sheets
As at 31 December 2014 and 2013
(US dollars in millions)

	2014	2013
Assets
Investments Fixed maturities, at fair value	$7,511	$6,455
Short-term investments, at fair value	203	184
Other invested assets	604	688
Total investments	8,318	7,327

Cash and cash equivalents	772	1,372
Restricted cash and cash equivalents	185	518
Accrued investment income	40	39
Premiums and other receivables	2,004	1,771
Reinsurance recoverable on unpaid losses (net of bad debts)	1,451	1,336
Reinsurance recoverable on paid losses (net of bad debts)	254	144
Reinsurers’ share of unearned premiums	749	529
Deferred policy acquisition costs	526	490
Intangible assets and goodwill	720	720
Unsettled trades receivable	13	51
Other assets	315	223
Total assets	$15,347	$14,520

Liabilities and stockholders’ equity
Liabilities
Reserves for losses and loss expenses	$6,705	$6,709
Unearned premiums	3,062	2,728
Reinsurance payable	1,069	729
Accounts payable and other liabilities	313	276
Subordinated debt	90	93
Unsettled trades payable	37	59
Deferred tax liability (net)	59	140
Income taxes payable	20	3
Total liabilities	$11,355	$10,737

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Balance Sheets (continued)
As at 31 December 2014 and 2013 (US dollars in millions)

	2014	2013
Stockholders’ equity
Common stock	$4	$4
Additional paid-in capital	1,998	1,976
Treasury stock	(39)	(37)
Accumulated other comprehensive loss	(243)	(200)
Retained earnings	1,682	1,450
Total common stockholders’ equity	3,402	3,193
Non-controlling interest in preferred stock of consolidated subsidiary	590	590
Total stockholders’ equity	3,992	3,783
Total liabilities and stockholders’ equity	$15,347	$14,520

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Income Statements
For the years ended 31 December 2014 and 2013
(US dollars in millions, except per share amounts)

	2014	2013
Revenues
Gross premiums written	$5,966	$5,309
Reinsurance premiums ceded	(1,621)	(1,257)
Net premiums written	4,345	4,052
Change in net unearned premiums	(185)	(104)
Net premiums earned	4,160	3,948
Net investment return	226	124
Other income	14	11
Total revenues	4,400	4,083

Expenses
Losses and loss expenses	2,183	2,063
Policy acquisition costs	986	882
Administrative and other expenses	717	661
Financing costs	17	19
Net losses on foreign currency	9	26
Total expenses	3,912	3,651
Net income before income tax	488	432
Income tax (expense)/benefit	(26)	4
Net income	462	436
Non-controlling preferred stock dividend	(44)	(44)
Net income to common stockholders	$418	$392

Earnings per common share
Basic	$1.17	$1.11
Diluted	$1.11	$1.08

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Statements of Comprehensive Income
For the years ended 31 December 2014 and 2013
(US dollars in millions)

	2014	2013
Net income to common stockholders	$418	$392
Other comprehensive income/(loss), net of tax
Translation adjustments	(44)	(6)
Defined benefit pension plan	1	-
Total other comprehensive loss	(43)	(6)
Comprehensive income to common stockholders	$375	$386

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Statements of Changes in Stockholders’ Equity
For the years ended 31 December 2014 and 2013
(US dollars in millions)

	Common stock	Additional paid-in capital	Treasury stock	Accumulated other comprehensive loss	Retained earnings	Non-controlling preferred stock	Total stockholders’ equity
Balance 1 January 2013	$4	$1,961	$(73)	$(194)	$1,224	$590	$3,512
Net income to common stockholders	-	-	-	-	392	-	392
Other comprehensive loss	-	-	-	(6)	-	-	(6)
Stock compensation expense	-	50	-	-	-	-	50
Stock options exercised	-	1	-	-	-	-	1
Dividends	-	-	-	-	(166)	-	(166)
Distribution of treasury stock held in Employee Benefit Trust	-	(36)	36	-	-	-	-
Balance 31 December 2013	$4	$1,976	$(37)	$(200)	$1,450	$590	$3,783

Net income to common stockholders	-	-	-	-	418	-	418
Other comprehensive loss	-	-	-	(43)	-	-	(43)
Stock compensation expense	-	60	-	-	-	-	60
Stock options exercised	-	2	-	-	-	-	2
Dividends	-	-	-	-	(186)	-	(186)
Treasury stock purchased	-	-	(42)	-	-	-	(42)
Distribution of treasury stock held in Employee Benefit Trust	-	(40)	40	-	-	-	-
Balance 31 December 2014	$4	$1,998	$(39)	$(243)	$1,682	$590	$3,992

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Statements of Cash Flows
For the years ended 31 December 2014 and 2013
(US dollars in millions)

	2014	2013
Cash flows provided by operating activities
Net income	$462	$436
Adjustments to reconcile net income to net cash provided by operations:
Amortisation and depreciation	26	22
Amortisation of net discounts of fixed maturities	43	46
Net gains on investments	(106)	(18)
Changes in operating assets and liabilities:
Reserves for losses and loss expenses	152	(10)
Unearned premiums	405	163
Premiums and other receivables	(275)	42
Deferred policy acquisition costs	(50)	(59)
Reinsurance recoverable on unpaid losses	(145)	71
Reinsurance recoverable on paid losses	(116)	(40)
Reinsurers’ share of unearned premiums	(238)	(61)
Reinsurance payable	373	78
Accounts payable and other liabilities	34	66
Deferred taxes	(75)	(40)
Net income tax payable	11	3
Other	83	78
Net cash flows provided by operating activities	584	777

Cash flows used in investing activities
Purchases of fixed maturities	(9,795)	(4,181)
Proceeds from sales of fixed maturities	8,317	3,578
Proceeds from maturities of fixed maturities	240	206
Net purchases, sales and maturities of short-term investments	(17)	(64)
Purchases of other invested assets	(631)	(725)
Proceeds from the sales and redemptions of other invested assets	775	714
Net change in restricted cash and cash equivalents	333	(107)
Net purchases and sales of property and equipment	(84)	(66)
Net cash flows used in investing activities	(862)	(645)

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Consolidated Statements of Cash Flows (continued)
For the years ended 31 December 2014 and 2013
(US dollars in millions)

	2014	2013
Cash flows used in financing activities
Dividends paid on common stock	(186)	(166)
Dividends paid on non-controlling preferred stock	(44)	(44)
Purchase of treasury stock	(42)	-
Net cash flows used in financing activities	(272)	(210)
Net (decrease)/increase in cash and cash equivalents	(550)	(78)

Effect of exchange rate changes	(50)	(16)
Cash and cash equivalents - beginning of year	1,372	1,466
Cash and cash equivalents - end of year	$772	$1,372

Supplementary cash flow information
Taxes paid	$94	$19
Interest paid	$3	$4

Cash and cash equivalents comprise the following:
Cash at bank and in hand	$380	$504
Cash equivalents	$392	$868

The accompanying notes are an integral part of the consolidated financial statements.

Catlin Group Limited
Notes to the Consolidated Financial Statements
For the years ended 31 December 2014 and 2013

1    Nature of operations

Catlin Group Limited (‘Catlin’ or the ‘Company’) is a holding company incorporated on 25 June 1999 under the laws of Bermuda. Through its subsidiaries, which together with the Company are referred to as the ‘Group’, Catlin underwrites specialty classes of insurance and reinsurance on a global basis.

The Group consists of four reporting segments as described in Note 3.

The Group writes a broad range of products, including property, casualty, energy, marine and aerospace insurance and property, catastrophe and per-risk excess, non-proportional treaty, aviation, marine, casualty and motor reinsurance business. Risks are insured worldwide, although risks originating in the United States predominate. The Group currently operates from more than 50 offices in more than 20 countries.

2    Significant accounting policies

Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’). The preparation of financial statements in conformity with US GAAP requires management to make estimates when recording transactions resulting from business operations based on information currently available. The most significant items on the Group’s balance sheet that involve accounting estimates and actuarial determinations are reserves for losses and loss expenses, reinsurance recoverables, valuation of investments, intangible assets and goodwill. The accounting estimates are sensitive to market conditions, investment yields and other factors. As additional information becomes available, or actual amounts are determinable, the recorded estimates will be revised and reflected in operating results. Although some variability is inherent in these estimates and actual results may differ from the estimates used in preparing the consolidated financial statements, management believes the amounts recorded are reasonable.

With effect from 2014, deposits managed centrally by Lloyd’s are included in fixed maturities, whereas previously they were reported as cash and cash equivalents. This revised presentation is considered a more appropriate reflection of the underlying investments. A reclassification to the value of $401 million has been made to the balance sheet at 31 December 2013 to reflect this change. Certain other insignificant prior year reclassifications, have been made to conform to the 2014 presentation. These reclassifications have no impact on net income or stockholders’ equity.

Certain presentational amendments have been made to the financial statements and associated notes published on February 10, 2015, for the purposes of a filing in conjunction with the recommended acquisition of the Company by XL Group plc, as described in Note 20.  Restricted cash and cash equivalents have been separately identified on the face of the Consolidated Balance Sheets, and the Consolidated Statements of Cash Flows have been amended accordingly. Disclosure has been added to Note 7 with respect to discounting of certain unpaid losses and loss expenses. Disclosure has been added to Note 16 with respect to the Group’s defined contribution pension plan.  These amendments have no impact on net income or stockholders’ equity.

Principles of consolidation
The consolidated financial statements include the accounts of the Company and all of its subsidiaries. With the exception of preferred stock issued by one consolidated subsidiary, the equity of all subsidiaries is wholly owned by the Company. All significant inter-company transactions and balances are eliminated on consolidation.

Reporting currency
The financial information is reported in United States dollars (‘US dollars’ or ‘$’).

Fixed maturities and short-term investments
The Group has elected to apply the fair value option to its fixed maturities and short-term investments. The Group’s fixed maturities and short-term investments are carried at fair value. The fair value is based on the quoted market price of these securities provided by either independent pricing services, or, when such prices are not available, by reference to broker or underwriter bid indications. Short-term investments are composed of instruments with original maturities of more than 90 days and less than one year from the date of purchase.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Net investment return includes interest income adjusted for amortisation of premiums and discounts and is net of investment management and custodian fees. Interest income is recognised when earned. Premiums and discounts are amortised or accreted over the lives of the related securities as an adjustment to yield using the effective-interest method and amortisation is recorded in current period income. For mortgage-backed securities and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any adjustments required due to the resultant change in effective yields and maturities are recognised prospectively.

All gains or losses on fixed maturities and short-term investments are included in net investment return in the Consolidated Income Statements.

Other invested assets
The Group’s other invested assets comprise investments in funds, equity securities and loan instruments. Equity investments over which the Group exercises significant influence are carried at cost adjusted for the Group’s share of earnings or losses and distributions. The remainder of the Group’s other invested assets are carried at fair value. All income, gains and losses on other invested assets are included within net investment return in the Consolidated Income Statements.

Derivatives
The Group recognises derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are included in net income in the Consolidated Income Statements. None of the derivatives used are designated as accounting hedges.

The fair values of equity contracts, interest rate contracts and credit default contracts described in Note 5 are based on prices provided by independent pricing services. Any equity contracts at the balance sheet date are included in other invested assets in the Consolidated Balance Sheets. Any open interest rate contracts and credit default contracts are included in fixed maturity investments. Gains and losses resulting from change in fair value are included in net investment return in the Consolidated Income Statements.

The fair values of foreign exchange derivatives described in Note 5 are based on prices provided by counterparties. Gains and losses on foreign exchange derivatives are included in net gains/(losses) on foreign currency in the Consolidated Income Statements.

Cash and cash equivalents
Cash equivalents include all instruments with original maturities of 90 days or less.

Securities lending
The Group participates in securities lending arrangements whereby specific securities are loaned to other institutions, primarily banks and brokerage firms, for short periods of time. Under the terms of the securities lending agreements, the loaned securities remain under the Group’s control and therefore remain on the Group’s balance sheets. Collateral in the form of cash, government securities and letters of credit is required and is monitored and maintained by the lending agent. The Group receives interest income on the invested collateral, which is included in net investment return in the Consolidated Income Statements.

Premiums
Premiums are recorded as written at the inception of each policy and are earned over the policy period. Accordingly, unearned premiums represent the portion of premiums written which is applicable to the unexpired risk portion of the policies in force.

Reinsurance premiums assumed are recorded at the inception of the policy and are estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are determined. These premiums are earned over the terms of the related reinsurance contracts.

Reinstatement premiums are recognised at the time an applicable insured event occurs and are fully earned when recognised.

Policy acquisition costs

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Policy acquisition costs are those costs, consisting primarily of commissions and premium taxes, which vary with and are primarily related to the production of premiums. Policy acquisition costs are deferred and amortised over the period in which the related premiums are earned.

To the extent that future policy premiums, including anticipation of interest income, are not adequate to recover all deferred policy acquisition costs (‘DPAC’) and related losses and loss expenses, a premium deficiency is recognised immediately by a charge to net income. If the premium deficiency is greater than unamortised DPAC, a liability will be accrued for the excess deficiency.

Reserves for losses and loss expenses
A liability is established for unpaid losses and loss expenses when insured events occur. The liability is based on the expected ultimate cost of settling the claims. The reserve for losses and loss expenses includes: (1) case reserves for known but unpaid claims as at the balance sheet date; (2) incurred but not reported (‘IBNR’) reserves for claims where the insured event has occurred but has not been reported to the Group as at the balance sheet date (and for additional development on reported claims in instances where the case reserve is viewed to be potentially insufficient); and (3) loss adjustment expense reserves for the expected handling costs of settling the claims.

Reserves for losses and loss expenses are established based on amounts reported from insureds or ceding companies and according to generally accepted actuarial principles. Reserves are based on a number of factors, including experience derived from historical claim payments and actuarial assumptions to arrive at loss development factors. Such assumptions and other factors include trends, the incidence of incurred claims and the extent to which all claims have been reported. The process used in establishing reserves cannot be exact, particularly for liability and catastrophe-related coverages, since actual claim costs are dependent upon such complex factors as inflation, changes in doctrines of legal liability and damage awards. The methods of making such estimates and establishing the related liabilities are periodically reviewed and updated, and any adjustments required are reflected in net income in the current year in the Consolidated Income Statements.

Reinsurance
In the ordinary course of business, the Group’s subsidiaries cede premiums to other insurance companies. These arrangements allow for greater diversification of business and minimise the net loss potential arising from large risks. Ceded reinsurance contracts do not relieve the Group of its obligations to its insureds.

Reinsurance premiums ceded and commissions thereon are recognised over the period that the reinsurance coverage is provided. Reinsurers’ share of unearned premiums represents the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force. Reinstatement premiums payable are recognised at the time an applicable insured event occurs and are fully expensed when recognised.

Reinsurance recoverables include the balances due from reinsurance companies for unpaid and paid losses and loss expenses that will be recovered from reinsurers, based on contracts in force. A reserve for uncollectible reinsurance is determined based upon a review of the financial condition of the reinsurers and an assessment of other available information.

Retroactive reinsurance
Catlin has purchased an Adverse Development Cover (‘ADC’) that, subject to limits, provided protection during 2014 against the deterioration of loss reserves relating to the Group’s 2011 and prior underwriting years. This coverage is accounted for as retroactive reinsurance, which is reinsurance where the cedant is reimbursed for liabilities incurred as a result of past insurable events. Net costs of the ADC are recognised immediately as reinsurance premiums ceded in the Consolidated Income Statements. Any net gains that arise as a result of subsequent covered adverse development are deferred and amortised into income over the settlement period of the recoveries under the relevant contract.

Intangible assets and goodwill
The Group’s intangible assets relate to syndicate capacity and US insurance licenses (as admitted and eligible surplus lines insurers). Intangible assets are valued at their fair value at the time of acquisition.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Purchased syndicate capacity and admitted licenses are considered to have an indefinite life and as such are subject to annual impairment testing.

The Group evaluates the recoverability of its intangible assets whenever changes in circumstances indicate that an intangible asset may not be recoverable. If it is determined that an impairment exists, the excess of the unamortised balance over the fair value of the intangible asset is recognised as a charge to net income in the Consolidated Income Statements.

Goodwill represents the excess of purchase price over the net fair value of identifiable assets acquired and liabilities assumed in a business combination. Goodwill is deemed to have an indefinite life and is not amortised, but rather tested at least annually for impairment. Impairment losses are recognised in net income in the Consolidated Income Statements.

The impairment tests involve an initial assessment of qualitative factors. If this assessment indicates that further impairment testing is necessary, the fair values of reporting units and intangible assets are evaluated and compared to the relevant carrying values. The measurement of fair values is based on an evaluation of a number of factors, including ranges of future discounted earnings and recent market transactions. Certain key assumptions considered include forecasted trends in operating returns and cost of capital.

Other assets
Other assets include prepaid items, property and equipment, income tax recoverable, and securities lending collateral.

Comprehensive income/(loss)
Comprehensive income/(loss) represents all changes in equity that result from recognised transactions and other economic events during the year. The Group’s other comprehensive income/(loss) primarily comprises foreign currency translation adjustments.

Foreign currency
Foreign currency translation
The reporting currency of the Group is US dollars. The financial statements of each of the Group’s entities are initially measured using the entity’s functional currency, which is determined based on its operating environment and underlying cash flows. For entities with a functional currency other than US dollars, foreign currency assets and liabilities are translated into US dollars using period-end rates of exchange, while Income Statements are translated at rates of exchange prevailing during the period. The resulting translation differences are recorded as a separate component of accumulated other comprehensive income/(loss) within stockholders’ equity.

Foreign currency transactions
Monetary assets and liabilities denominated in currencies other than the functional currency are re-valued at period-end rates of exchange, with the resulting gains and losses included in net income in the Consolidated Income Statements.

Income taxes
Income taxes have been provided for those operations that are subject to income taxes. Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the consolidated financial statements and the tax basis of the Group’s assets and liabilities. Such temporary differences are primarily due to the recognition of untaxed profits and intangible assets arising from the acquisition of Wellington Underwriting plc (‘Wellington’) in December 2006. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date.

A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to deferred tax assets will not be realised.

Stock compensation
The fair value of awards under stock-based compensation arrangements is calculated on the grant date based on conditions in effect on that date, most notably the share price and the exchange rate. This value

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

is recognised in the Consolidated Income Statements on a straight-line basis over the vesting period. The calculation is updated on a regular basis to reflect revised vesting expectations and actual experience.
Treasury stock
Treasury stock comprises common shares in the Company purchased by and held within the Group. These shares are recognised at cost in the Consolidated Balance Sheets and are shown as a deduction from stockholders’ equity.

Non-controlling interest in preferred stock
Non-cumulative perpetual preferred stock issued by a consolidated subsidiary of the Group is shown within stockholders’ equity in the Consolidated Balance Sheets as non-controlling interest in preferred stock. They are valued based on the proceeds received when issued, net of issuance costs. The non-controlling preferred stock is described further in Note 12.

Pensions
The Group operates defined contribution pension schemes for eligible employees, the costs of which are expensed as incurred. The Group also sponsors a defined benefit pension scheme which was closed to new members in 1993. Any surplus or deficit on the scheme is carried as an asset or liability in the Consolidated Balance Sheets.

New accounting pronouncements
In May 2014, the Financial Accounting Standards Board (‘FASB’) issued Accounting Standards Update (‘ASU’) No. 2014-09, Revenue from Contracts with Customers, providing a new model for revenue recognition for most companies. The accounting for insurance contracts, investment income and topics covered by other GAAP are not amended by this guidance. The update will be effective for the Group from the beginning of 2017. Early application is not permitted. Under the new model an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The update also requires additional disclosures about revenue. Catlin is currently evaluating the impact of this guidance on the Company’s financial position and results of operations.

In June 2014 the FASB issued ASU No. 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures. Accounting changes for repurchase-to-maturity transactions and repurchase financings along with disclosures for transactions accounted for as a sale are effective for the Group from the beginning of 2015. Disclosure requirements for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings are first required for the Group in the 2015 year-end financial statements. Early application is not permitted. Under the new requirements, repurchase-to-maturity transactions will be accounted for as secured borrowings, as will repurchase financing arrangements. The update also requires enhanced disclosures for these transactions as well as for repurchase agreements and securities lending activities. Catlin is currently evaluating the impact of this guidance and does not expect a significant impact on the Company’s financial position and results of operations.

3    Segmental information

The Group determines its reportable segments by underwriting hubs, consistent with the manner in which results are reviewed by management.

The four reportable segments are:

•	London, which comprises direct insurance and reinsurance business originating in the United Kingdom and in the London wholesale market;

•	Bermuda, which primarily underwrites reinsurance business;

•	US, which underwrites direct insurance and reinsurance business originating in the United States and Latin America; and

•	International, which comprises the Group’s Asia-Pacific, Europe and Canada underwriting hubs, which provide a full complement of insurance and reinsurance services for their markets.

At 31 December 2014 there were four significant intra-Group reinsurance contracts in place: a 40 per cent quota share, which cedes Catlin Syndicate 2003 at Lloyd’s (‘Catlin Syndicate’) risk to Catlin Re Schweiz

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

AG (‘Catlin Re Switzerland’); a 75 per cent quota share contract, which cedes Catlin Insurance Company (UK) Limited (‘Catlin UK’) risk to Catlin Re Switzerland; a Whole Account Stop Loss contract, which cedes 5.5 per cent of premiums and up to 20 per cent of losses above a net loss ratio of 86 per cent from the Catlin Syndicate to Catlin Re Switzerland; and a 75 per cent quota share contract, which cedes Catlin Inc. (‘Catlin US’) risk to Catlin Re Switzerland. Further quota share contracts were in place that ceded risk from 2010 and prior underwriting years to Catlin Insurance Company Ltd (‘Catlin Bermuda’). The effects of each of these reinsurance contracts are excluded from segmental revenue and results, as this is the basis upon which the performance of each segment is assessed.

Net underwriting contribution by underwriting hub for the year ended 31 December 2014 is as follows:

(US dollars in millions)	London	Bermuda	US	International	Total
Gross premiums written	$2,763	$577	$1,374	$1,252	$5,966

Net premiums earned	1,895	449	937	879	4,160
Losses and loss expenses	(905)	(154)	(596)	(528)	(2,183)
Policy acquisition costs	(463)	(107)	(212)	(204)	(986)
Net underwriting contribution	$527	$188	$129	$147	$991

Net underwriting contribution by underwriting hub for the year ended 31 December 2013 is as follows:

(US dollars in millions)	London	Bermuda	US	International	Total
Gross premiums written	$2,474	$577	$1,213	$1,045	$5,309

Net premiums earned	1,832	486	858	772	3,948
Losses and loss expenses	(880)	(191)	(512)	(480)	(2,063)
Policy acquisition costs	(429)	(112)	(178)	(163)	(882)
Net underwriting contribution	$523	$183	$168	$129	$1,003

The components of net underwriting contribution shown above are reported on the face of the Consolidated Income Statements. No other items of revenue or expenses are managed on a segmental basis.

Assets are reviewed in total by management for the purpose of decision making. The Group does not allocate assets to the reporting segments.

4	Investments

Fixed maturities
The fair values of fixed maturities at 31 December 2014 and 2013 are as follows:

(US dollars in millions)	2014	2013
US government and agencies	$1,447	$609
Non-US governments	1,867	1,860
Corporate securities	2,733	2,298
Asset-backed securities	637	1,040
Mortgage-backed securities	830	645
Interest rate derivative contracts	-	6
Credit default derivative contracts	(3)	(3)
Total fixed maturities	$7,511	$6,455

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

$794 million (2013: $545 million) of the total mortgage-backed securities at 31 December 2014 is represented by investments in Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and National Credit Union Administration bonds.

With effect from 2014, deposits managed centrally by Lloyd’s are included in fixed maturities, whereas previously they were reported as cash and cash equivalents. The value of these deposits at 31 December 2014 was $353 million (2013: $401 million).  2013 amounts have been revised accordingly.

The composition of the fair values of fixed maturities by ratings assigned by rating agencies is as follows:

		2014		2013
(US dollars in millions)	Fair value	%	Fair value	%
US government and agencies	$1,447	19	$609	9
Non-US governments	1,867	25	1,860	29
AAA	1,311	18	1,592	25
AA	1,664	22	1,372	21
A	1,004	13	809	13
BBB and other	221	3	210	3
Interest rate derivative contracts	-	-	6	-
Credit default derivative contracts	(3)	-	(3)	-
Total fixed maturities	$7,511	100	$6,455	100

Fixed maturities at 31 December 2014 and 2013, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

(US dollars in millions)	2014	2013
Due in one year or less	$741	$477
Due after one through five years	4,029	3,244
Due after five years through ten years	1,016	898
Due after ten years	261	148
	6,047	4,767
Asset-backed securities	637	1,040
Mortgage-backed securities	830	645
Interest rate derivative contracts	-	6
Credit default derivative contracts	(3)	(3)
Total fixed maturities	$7,511	$6,455

The Group did not have an aggregate investment with a single counterparty in excess of 10 per cent of total investments at 31 December 2014 and 2013.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Other invested assets
Other invested assets by category at 31 December 2014 and 2013 are as follows:

(US dollars in millions)	2014	2013
Hedge funds	$11	$22
Equity funds	97	73
Equity securities	233	353
Loan instruments	238	199
Equity market derivative contracts	2	5
Other invested assets at fair value	581	652
Equity method investments	23	36
Total other invested assets	$604	$688

Hedge funds are a portfolio comprising nine individual hedge funds. The Group has issued redemption notices in respect of all of the hedge funds and received the majority of the proceeds. The balance will be paid on the completion of final fund audit or the disposal of remaining investments.

Equity funds are a portfolio comprising six individual private equity funds, three of which were entered into in 2011 and three in 2013. The equity funds have initial investment periods of up to five years.

Equity securities comprise $158 million of quoted equity securities, and $75 million of private equity.

Loan instruments comprise holdings in syndicated loans and other unquoted private debt, including $79 million in relation to loan advances made to Box Innovation Group Ltd.

There are unfunded commitments related to investments in funds of $132 million as at 31 December 2014 (2013: $80 million).

Equity method investments comprise investments over which the Group exercises significant influence. These investments are accounted for using the equity method. At 31 December 2014, for the majority of the investments the Group owned between 22.5 per cent and 50.0 per cent interests in these entities. The share of profit on equity method investments included within the Consolidated Income Statements was $2 million (2013: $3 million). In management’s opinion the fair value of these investments is not less than their carrying value.

Net investment return
The components of net investment return for the years ended 31 December 2014 and 2013 are as follows:

(US dollars in millions)	2014	2013
Investment income	$134	$127
Net gains/(losses) on fixed maturities and short-term investments	30	(94)
Net gains on other invested assets	77	102
Total investment return	241	135
Investment expenses	(15)	(11)
Net investment return	$226	$124

The Group has elected to apply the fair value option to its fixed maturity securities and short-term investments. In 2014, net gains from fair value changes in these items were $30 million (2013: $94 million losses).

Gains in 2014 on fixed maturities and short-term investments still held at 31 December 2014 were $55 million (2013: $88 million loss). Gains in 2014 on other invested assets still held at 31 December 2014 were $32 million (2013: $34 million gain).

Net gains on other invested assets include $31 million in relation to Box Innovation Group Ltd.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Restricted assets
The Group is required to maintain assets on deposit with various regulatory authorities to support its insurance and reinsurance operations. These requirements are generally promulgated in the statutory regulations of the individual jurisdictions. These funds on deposit are available to settle insurance and reinsurance liabilities. The Group also has investments in segregated portfolios primarily to provide collateral for Letters of Credit (‘LOCs’), as described in Note 18. Finally, the Group also utilises trust funds set up for the benefit of certain ceding companies as an alternative to LOCs. With effect from 2014, the Group has extended its disclosed restricted assets to include balances held to support intragroup reinsurance activities. 2013 amounts have been revised accordingly.

The total value of these restricted assets by category at 31 December 2014 and 2013 is as follows:

(US dollars in millions)	2014	2013
Fixed maturities	$4,221	$4,037
Short-term investments	56	60
Cash and cash equivalents	185	518
Total restricted assets	$4,462	$4,615

Securities lending
The Group participates in a securities lending programme under which certain of its fixed maturity investments are loaned to third parties through a lending agent. Collateral in the form of cash, government securities and letters of credit is required at a minimum rate of 102 per cent of the market value of the loaned securities and is monitored and maintained by the lending agent. The Group had $1 million (2013: $9 million) of securities on loan at 31 December 2014.

5	Derivative financial instruments

The Group is exposed to certain risks relating to its on-going business operations. Risks managed by using derivative instruments include interest rate risk, foreign exchange risk, credit risk and equity risk. Derivatives are also used for efficient portfolio management.

Interest rate risk
The investment portfolio is predominantly invested in cash and fixed income securities and so is exposed to interest rate risk. Interest rate swap and option contracts are entered into in order to manage the market risk associated with holding fixed income securities and also to manage any duration mismatch between assets and liabilities.

Gains and losses on interest rate derivative contracts are included in net investment return together with related gains/(losses) on fixed maturities in the Consolidated Income Statements. Interest rate derivative contracts’ fair value is included in fixed maturities on the Consolidated Balance Sheets.

Credit risk
Part of the investment portfolio is invested in bonds issued by corporate issuers and so is exposed to the default risk of the underlying issuers and also to mark to market fluctuations arising from the market's evaluation of this risk. Credit derivatives and swap contracts are entered into in order to manage the credit risk associated with holding these securities.

Gains and losses on credit default swap and option contracts are included in net investment return together with related gains/(losses) on fixed maturities in the Consolidated Income Statements. Credit default derivative contracts’ fair value is included in fixed maturities on the Consolidated Balance Sheets.

Equity risk
A portion of the investment portfolio is invested in equity securities. Equity market option contracts are entered into to manage the market risk associated with holding these equity securities and for efficient portfolio management.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Gains and losses on equity market derivative contracts are included in net investment return together with related gains/(losses) on other invested assets in the Consolidated Income Statements. Equity market derivative contracts’ fair value is included in other invested assets on the Consolidated Balance Sheets.

Foreign exchange risk
During the period, the Group held various foreign currency derivatives to manage currency risk. Gains and losses on foreign exchange contracts are included in net gains/(losses) on foreign currency in the Consolidated Income Statements. Foreign exchange contracts’ fair value is included in other assets on the Consolidated Balance Sheets.

Impact of derivatives
The fair values of derivatives at 31 December 2014 and 2013 are as follows:

			2014			2013
(US dollars in millions)	Gross amount of recognised assets	Gross amount offset in the balance sheet	Net amount in the balance sheet	Gross amount of recognised assets	Gross amount offset in the balance sheet	Net amount in the balance sheet
Interest rate contracts	$2	$(2)	$-	$15	$(9)	$6
Credit default contracts	-	(3)	(3)	-	(3)	(3)
Equity market contracts	2	-	2	6	(1)	5
Foreign exchange contracts	-	-	-	1	-	1
Total derivatives	$4	$(5)	$(1)	$22	$(13)	$9

Cash collateral related to derivatives not offset in the balance sheet was $22 million at 31 December 2014 (2013: $19 million).

The notional values of open derivatives at 31 December 2014 and 2013 are as follows:

	Notional value
(US dollars in millions)	2014	2013
Interest rate options	$200	$200
Interest rate swap contracts	2,349	1,341
Credit default swap option contracts	750	1,100
Credit default swap contracts	33	33
Equity market option contracts	176	298
Foreign exchange contracts	234	17

The net gains/(losses) on derivatives at 31 December 2014 and 2013 are as follows:

(US dollars in millions)	2014	2013
Interest rate contracts	$(49)	$-
Credit default contracts	(4)	(13)
Equity market contracts	4	5
Foreign exchange contracts	(2)	(1)
Net losses on derivatives	$(51)	$(9)

The derivatives contracts held by the Group at 31 December 2014 contain no contingent features related to the Group’s credit risk.

During 2014 derivatives were used in the investment portfolio to manage tail risks, modify duration positioning, and for efficient portfolio and risk capital management. The interest rate swaps were used to shorten duration and interest rate options were used to provide protection against the tail risk of large falls in interest rates. The credit default derivative contracts provided protection of the credit risk in our portfolio.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Equity market derivative contracts were utilised for both tail risk protection and efficient portfolio management.

6 Fair value measurement

The FASB accounting guidance on fair value measurements and disclosures defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e. the ‘exit price’) in an orderly transaction between market participants at the measurement date. In determining fair value, management uses various valuation approaches, including market and income approaches. The FASB accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximises the use of observable inputs and minimises the use of unobservable inputs by requiring that the most observable inputs be used when available. The three levels of the FASB accounting guideline on fair value measurements and disclosures hierarchy are described below.

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Group has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Assets utilising Level 1 inputs comprise US government securities and quoted exchange-traded instruments.

Level 2 – Valuations based on quoted prices in markets that are not active or for which significant inputs are observable (e.g. interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

Assets and liabilities utilising Level 2 inputs include: US agency securities; non-US government obligations, corporate and municipal bonds, residential mortgage-backed securities (‘RMBS’), commercial mortgage-backed securities (‘CMBS’) and asset-backed securities (‘ABS’) to the extent that they are not identified as Level 3 items; over-the-counter (‘OTC’) derivatives (e.g. foreign exchange contracts and interest rate contracts); fixed-term cash deposits classified as short-term investments; private debt with readily available prices; and investments in funds with few restrictions on redemptions or new investors.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The unobservable inputs reflect our own assessment of assumptions that market participants might use.

Assets utilising Level 3 inputs include: investments in funds with significant redemption restrictions; unquoted private equity and debt not qualifying as Level 2; collateralised debt obligations (‘CDO’); and sub-prime securities, Alt-A securities and securities rated CCC and below, where the unobservable inputs reflect individual assumptions and judgements regarding ultimate delinquency and foreclosure rates and estimates regarding the likelihood and timing of events of defaults.

The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorised in Level 3. The Group uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified between levels.

With effect from 2014, deposits managed centrally by Lloyd’s are included in fixed maturities, whereas previously they were reported as cash and cash equivalents. The value of these deposits at 31 December 2014 was $353 million (2013: $401 million).  2013 amounts have been revised accordingly.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Assets and liabilities measured at fair value on a recurring basis
The table below shows the values at 31 December 2014 of assets and liabilities measured at fair value on a recurring basis, analysed by the level of inputs used.

(US dollars in millions)	Balance as at 31 December 2014	Level 1 inputs	Level 2 inputs	Level 3 inputs
Assets
US government and agencies	$1,447	$816	$631	$-
Non-US governments	1,867	-	1,867	-
Corporate securities	2,733	-	2,711	22
ABS	637	-	637	-
RMBS	827	-	815	12
CMBS	3	-	3	-
Credit default derivative contracts	(3)	-	(3)	-
Total fixed maturities	7,511	816	6,661	34
Short-term investments	203	65	138	-
Other invested assets at fair value	581	158	153	270
Total assets at fair value	$8,295	$1,039	$6,952	$304

The table below shows the values at 31 December 2013 of assets and liabilities measured at fair value on a recurring basis, analysed by the level of inputs used.

(US dollars in millions)	Balance as at 31 December 2013	Level 1 inputs	Level 2 inputs	Level 3 inputs
Assets
US government and agencies	$609	$133	$476	$-
Non-US governments	1,860	-	1,860	-
Corporate securities	2,298	-	2,288	10
ABS	1,040	-	1,012	28
RMBS	586	-	537	49
CMBS	59	-	47	12
Interest rate derivative contracts	6	-	6	-
Credit default derivative contracts	(3)	-	(3)	-
Total fixed maturities	6,455	133	6,223	99
Short-term investments	184	54	130	-
Other invested assets at fair value	652	293	187	172
Foreign exchange derivative contracts	1	-	1	-
Total assets at fair value	$7,292	$480	$6,541	$271

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

The changes in the year ended 31 December 2014 in balances measured at fair value on a recurring basis using Level 3 inputs were as follows:

(US dollars in millions)	Total	Corporate	ABS	RMBS	CMBS	Other invested assets
Balance, 1 January 2014	$271	$10	$28	$49	$12	$172
Total net gains included in income	35	1	-	1	2	31
Acquisitions	166	13	-	7	-	146
Disposals	(168)	(2)	(28)	(45)	(14)	(79)
Balance, 31 December 2014	$304	$22	$-	$12	$-	$270

Amount of gains/(losses) relating to balances still held at year end	$26	$1	$-	$-	$-	$25

There were no assets transferred into or out of Level 3 during 2014.

The changes in the year ended 31 December 2013 in balances measured at fair value on a recurring basis using Level 3 inputs were as follows:

(US dollars in millions)	Total	Corporate	ABS	RMBS	CMBS	Other invested assets
Balance, 1 January 2013	$233	$16	$24	$41	$6	$146
Total net gains included in income	34	7	-	3	1	23
Acquisitions	133	29	17	25	8	54
Disposals	(99)	(12)	(13)	(20)	(3)	(51)
Transfers out of Level 3	(30)	(30)	-	-	-	-
Balance, 31 December 2013	$271	$10	$28	49	$12	$172

Amount of gains/(losses) relating to balances still held at year end	$14	$(2)	$-	$-	$-	$16

Corporate assets transferred out of Level 3 were as a result of a credit upgrade during the year.

Fair value of financial instruments
The following methods and assumptions are used by the Group in estimating the fair value of its financial instruments:

Fixed maturities and short-term investments
Fair values of fixed maturities and short-term investments are based on the quoted market price of these securities provided by either independent pricing services, or, when such prices are not available, by reference to broker or underwriting bid indications.

The Group's Level 3 fixed maturities consist of RMBS, CMBS, ABS and corporate securities, for which pricing vendors and non-binding broker quotes are the primary source of the valuations. The Group compares the price to independent valuations, which may also consist of broker quotes, to assess if the prices received represent a reasonable estimate of the fair value. Although the Group does not have access to the specific unobservable inputs that may have been used in the fair value measurements of RMBS, CMBS and ABS, the Group would expect that the significant inputs considered are prepayment rates, probability of default, loss severity in the event of default, recovery rates, liquidity premium and reinvestment rates. Significant increases or decreases in any of those inputs in isolation could result in a significantly different fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment rates.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Other invested assets
The fair value of investments in funds is based on the net asset value provided by the funds’ administrators. The fair values of holdings in equity and loan instruments are based on the market price of these securities provided by independent pricing services, or, when such prices are not available, by reference to broker or underwriting bid indications provided by administrators and recent transactions, if any.

The Group’s Level 3 other invested assets include loan amounts advanced to Box Innovation Group Ltd, (‘BIGL’, trading as insurethebox) in which the Group also holds an equity investment accounted for under the equity method. In December 2014, the Group entered into an agreement to dispose of its investment in BIGL, subject to regulatory approval. The fair value of the loan balance with BIGL at 31 December 2014 has been determined by management, taking into consideration the proportion of the agreed proceeds attributable to the loan amounts. The loan balance was valued at $79 million at 31 December 2014, and contributed a gain of $31 million to the Group’s total investment return for 2014.
The Group's remaining Level 3 other invested assets consist of investments in funds with significant redemption restrictions and unquoted private equity and debt, for which manager NAV statements are the primary source of the valuations. Although the Group does not have access to the specific unobservable inputs that may have been used in the fair value measurements, the Group would expect the significant inputs for private equity and debt to be discounted cash flows and valuations of similar sized peers. Significant increases or decreases in any of those inputs in isolation could result in a significantly different fair value measurement.

Derivatives
The fair values of interest rate, foreign exchange, equity market and credit default derivative contracts are based on prices provided by independent pricing services.

Subordinated debt
Subordinated debt is carried at amortised cost. At 31 December 2014, the fair value of the subordinated debt was $84 million, which compared to a carrying value of $90 million. The fair value of the subordinated debt is estimated by comparing the Group’s non-controlling preferred stock and other peer group instruments to determine market required yields. As such, fair value of subordinated debt is classified as Level 2.

Other assets and liabilities
The fair values of cash and cash equivalents, premiums and other receivables, and accounts payable approximate their carrying value due to the immediate or short term maturity of these financial instruments.

7 Reserves for losses and loss expenses

The Group establishes reserves for losses and loss expenses, which are estimates of future payments of reported and unreported losses and related expenses, with respect to insured events that have occurred. The process of establishing reserves is complex and imprecise, requiring the use of informed estimates and judgments. The Group’s estimates and judgments may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed, or as current laws change. Any such revisions could result in future changes in estimates of losses or reinsurance recoverable and would be reflected in earnings in the period in which the estimates are changed. Management believes that they have made a reasonable estimate of the level of reserves at 31 December 2014 and 2013.

The reconciliation of unpaid losses and loss expenses for the years ended 31 December 2014 and 2013 is as follows:

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

(US dollars in millions)	2014	2013
Gross unpaid losses and loss expenses, beginning of year	$6,709	$6,686
Reinsurance recoverable on unpaid losses and loss expenses	(1,336)	(1,400)
Net unpaid losses and loss expenses, beginning of year	$5,373	$5,286
Net incurred losses and loss expenses for claims related to:
Current year	2,303	2,230
Prior years	(120)	(167)
Total net incurred losses and loss expenses	2,183	2,063
Net paid losses and loss expenses for claims related to:
Current year	(701)	(589)
Prior years	(1,472)	(1,414)
Total net paid losses and loss expenses	(2,173)	(2,003)
Foreign exchange and other	(129)	27
Net unpaid losses and loss expenses, end of year	5,254	5,373
Reinsurance recoverable on unpaid losses and loss expenses	1,451	1,336
Gross unpaid losses and loss expenses, end of year	$6,705	$6,709

As a result of the changes in estimates of insured events in prior years, the 2014 reserves for losses and loss expenses net of reinsurance recoveries decreased by $120 million (2013: $167 million). Reserve Releases have resulted from changes in reserving estimates across the Casualty, Energy and Marine and Reinsurance Product Groups. The releases in the Reinsurance Product Group have resulted from improvements in the Casualty Reinsurance offset by deteriorations in Property Treaty from Costa Concordia and the New Zealand Earthquakes.

The Group discounts unpaid loss reserves arising from Periodical Payment Orders (“PPO”) related to bodily injury liability claims, emanating from U.K. exposures, as these payments are considered fixed and determinable. These reserves were discounted using an interest rate of 3.5% at both December 31, 2014 and 2013.  At 31 December 2014, unpaid losses and loss expenses relating to  PPO were $120 million on an undiscounted basis (2013: $137 million) and $47 million on a discounted basis (2013: $53 million).

8	Reinsurance

The Group purchases reinsurance to limit various exposures including catastrophe risks. Although reinsurance agreements contractually obligate the Group’s reinsurers to reimburse it for the agreed-upon portion of its gross paid losses, they do not discharge the primary liability of the Group. The effect of reinsurance and retrocessional activity on premiums written and earned is as follows:

			2014			2013
(US dollars in millions)	Premiums written	Premiums earned	Losses incurred	Premiums written	Premiums earned	Losses incurred
Direct	$3,735	$3,491	$1,958	$3,343	$3,226	$1,577
Assumed	2,231	2,059	905	1,966	1,920	972
Ceded	(1,621)	(1,390)	(680)	(1,257)	(1,198)	(486)
Net premiums	$4,345	$4,160	$2,183	$4,052	$3,948	$2,063

The Group’s reinsurance recoverable on unpaid and paid losses as at 31 December 2014 and 2013 is as follows:

(US dollars in millions)	2014	2013
Gross reinsurance recoverable	$1,728	$1,509
Provision for uncollectible balances	(23)	(29)
Net reinsurance recoverable	$1,705	$1,480

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

The Group evaluates the financial condition of its reinsurers on a regular basis and also monitors concentrations of credit risk with reinsurers. All current reinsurers have a financial strength rating of at least ‘A’ from Standard and Poor’s or ‘A-' from A.M. Best at the time of placement, or provide appropriate collateral. However, certain reinsurers from prior years have experienced reduced ratings which have led to the need for the provision.

At 31 December 2014 there were five counterparties which accounted for 5 per cent or more of the total reinsurance recoverable balance.

	% of reinsurance recoverable	Security
Munich Re	20%	A+ (A.M. Best)
Syndicate 6111 (Catlin Names SPS)	10%	A (A.M. Best)
Syndicate 2088 (China Re SPS)	6%	A (A.M. Best)
Partner Re	6%	A (A.M. Best)
Transatlantic Re	5%	A (A.M. Best)

The Syndicate 6111 and Syndicate 2088 contracts both operate on a funds-withheld basis.

9	Subordinated debt

The Group’s outstanding subordinated debt as at 31 December 2014 and 2013 consisted of the following:

(US dollars in millions)	2014	Rate of return %	2013	Rate of return %
Variable rate, face amount €7, due 15 March 2035	$9	3.23	$10	3.13
Variable rate, face amount $27, due 15 March 2036	27	3.44	27	3.49
Variable rate, face amount $31, due 15 September 2036	31	3.37	31	3.42
Variable rate, face amount $10, due 15 September 2036	10	3.27	10	3.32
Variable rate, face amount €11, due 15 September 2036	13	3.23	15	3.17
Total subordinated debt	$90		$93

On 12 May 2006 Catlin Underwriting (formerly known as Wellington Underwriting plc) issued $27 million and €7 million of variable rate unsecured subordinated notes. The notes are subordinated to the claims of all senior creditors, as defined in the agreement. The notes pay interest based on the rate on three-month deposits in US dollars plus a margin of 317 basis points for the Dollar note and 295 basis points for the Euro note. Interest is payable quarterly in arrears. The notes were redeemable at the discretion of the issuer beginning on 15 March 2011 with respect to the Dollar notes and 22 May 2011 with respect to the Euro notes.

On 20 July 2006 Catlin Underwriting issued $31 million, $10 million and €11 million of variable rate unsecured subordinated notes. The notes are subordinated to the claims of all senior creditors, as defined in the agreement. The notes pay interest based on the rate on three-month deposits in US dollars plus a margin of 310 basis points for the $31 million notes and 300 basis points for the other two notes. Interest is payable quarterly in arrears. The notes were each redeemable at the discretion of the issuer on 15 September 2011. All outstanding subordinated debt is fully amortised.

10 Intangible assets and goodwill

The Group’s intangible assets relate to the purchase of syndicate capacity. Goodwill represents the excess of purchase price over the net fair value of identifiable assets acquired and liabilities assumed in a business combination.

Net intangible assets and goodwill as at 31 December 2014 and 2013 consist of the following:

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

(US dollars in millions)	2014	2013
Goodwill	$80	$80
Indefinite life intangibles	640	640
Total intangible assets and goodwill	$720	$720

The syndicate capacity comprises underwriting capacity that the Group purchased through business combination, syndicate cessation and direct purchases.

Indefinite life intangible assets and goodwill are tested annually for impairment as at 30 September. For the purposes of impairment testing, $14 million of goodwill is attributable to the US segment, the remainder to the London/UK segment. In 2014 and 2013, management determined that no impairment of intangibles or goodwill was required.

11	Taxation

Bermuda
Under current Bermuda law neither the Company nor its Bermuda subsidiaries are required to pay any taxes in Bermuda on their income or capital gains. Both the Company and its Bermuda subsidiaries have received undertakings from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, they will be exempt from taxation in Bermuda until March 2035.

United Kingdom
The Group also operates in the UK through its UK subsidiaries and the income of the UK companies is subject to UK corporation taxes.

Income from the Group’s operations at Lloyd's is also subject to US income taxes. Under a Closing Agreement between Lloyd’s and the Internal Revenue Service (‘IRS’), Lloyd's Members pay US income tax on US connected income written by Lloyd's syndicates. US income tax due on this US connected income is calculated by Lloyd's and remitted directly to the IRS and is charged by Lloyd’s to Members in proportion to their participation on the relevant syndicates. Similar arrangements exist for Lloyd’s Members in Singapore, Canada and Japan under which Lloyd’s calculate and remit income taxes directly to the local tax authorities and charge the expense to Members accordingly.

The Group's Corporate Members are all subject to these Lloyd’s tax arrangements but, as UK tax residents, will receive UK corporation tax credits for any foreign income tax incurred up to the value of the equivalent UK corporation tax charged on the foreign income.

United States
The Group also operates in the United States through its subsidiaries, and their income is subject to both US state and federal income taxes.

Switzerland
The Group also operates in Switzerland through its subsidiaries, and their income is subject to Swiss federal and cantonal taxes.

Other international income taxes
The Group has a network of international operations, and they are also subject to income taxes imposed by the jurisdictions in which they operate, but they do not constitute a material component of the Group’s tax charge.

The Group is not subject to taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Group to change the way it operates or become subject to taxation.

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

The income tax expense for the year ended 31 December 2014 and 2013 is as follows:

(US dollars in millions)	2014	2013
Current tax expense	$157	$28
Deferred tax benefit	(123)	(12)
Change in uncertain tax positions	(8)	-
Rate change on deferred tax	-	(20)
Expense/(benefit) for income taxes	$26	$(4)

The effective tax rate for the Group is 5.3 per cent (2013: negative 0.9 per cent).
A reconciliation of the difference between the expense for income taxes and the expected tax expense at the weighted average tax rate for the years ended 31 December 2014 and 2013 is provided below. The weighted average expected tax expense has been calculated using pre-tax accounting income in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate.

(US dollars in millions)	2014	2013
Expected tax benefit at weighted average rate	$(2)	$(34)
Permanent differences:
Disallowed expenses and losses not recognised	16	49
Prior year adjustments including changes in uncertain tax positions	(5)	1
Rate change	-	(20)
Adjustment to taxable income	17	-
Expense/(benefit) for income taxes	$26	$(4)

The components of the Group’s net deferred tax liability as at 31 December 2014 and 2013 are as follows:

(US dollars in millions)	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$17	$40
Foreign tax credits	17	65
Capital allowances	12	11
Other timing differences	72	47
Valuation allowance	(69)	(65)
Total deferred tax assets	$49	$98
Deferred tax liabilities:
Untaxed profits	(15)	(146)
Intangible assets arising on business combination	(73)	(73)
Syndicate capacity	(20)	(19)
Total deferred tax liabilities	$(108)	$(238)
Net deferred tax liability	$(59)	$(140)

As at 31 December 2014 the Group had operating tax losses carried forward of $120 million (2013: $186 million) which are available to offset future taxable income. The potential deferred tax asset on these losses is $17 million. However, the Group has recognised a full valuation allowance of $13 million against the losses carried forward in the UK and Luxembourg and a partial valuation allowance against those losses in Switzerland. Consequently, the Group has only recognised a net deferred tax asset of $4 million in respect of operating losses carried forward. The remaining component of the total valuation allowance of $69 million is made up of $56 million in respect of other timing differences arising in the US entities.

Uncertain tax positions
As at 31 December 2014 the liability amount of uncertain tax benefits was $7 million (2013: $15 million).

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

A reconciliation of the beginning and ending amount of unrecognised tax benefits arising from uncertain tax positions is as follows:

(US dollars in millions)	2014	2013
Unrecognised tax benefits balance at 1 January	$15	$15
Gross decrease in tax positions of prior years	(8)	-
Unrecognised tax benefits balance at 31 December	$7	$15

The Group does not believe it will be subject to any penalties in any open tax years and has not accrued any such amounts. The Group accrues interest and penalties (if applicable) as income tax expenses in the consolidated financial statements. The Group did not pay or accrue any interest or penalties in 2014 or 2013 relating to uncertain tax positions.

The following table lists the open tax years that are still subject to examinations by local tax authorities in major tax jurisdictions:

Major tax jurisdiction	Years
United Kingdom	2012-2014
United States	2011-2014
Switzerland	2012-2014

12 Stockholders’ equity

The following sets out the number and par value of shares authorised, issued and outstanding as at 31 December 2014 and 2013:

	2014	2013
Common stock, par value $0.01
Authorised	500,000,000	500,000,000

Issued	362,559,871	362,053,537
Stock held by Employee Benefit Trust	(3,504,016)	(4,286,374)
Outstanding	359,055,855	357,767,163

Preferred stock issued by consolidated subsidiary, par value $0.01
Authorised, issued and outstanding	600,000	600,000

The following table outlines the changes in common stock issued during 2014 and 2013:

	2014	2013
Balance, 1 January	362,053,537	361,824,004
Exercise of stock options	506,334	229,533
Balance, 31 December	362,559,871	362,053,537

Treasury stock
Through an Employee Benefit Trust (‘EBT’), the Group holds shares that will be used to satisfy Performance Share Plan (‘PSP’) and/or other employee share plan awards if and when they vest and become exercisable. During 2014, the Group through the EBT purchased 4,661,154 of the Group’s shares at an average price of $8.80 (£5.27) per unit. The total amount paid for treasury stock of $42 million is shown as a deduction to stockholders’ equity. The cumulative cost of shares held by the EBT of $39 million is shown as a deduction to stockholders’ equity.

Non-controlling preferred stock

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Catlin Bermuda is a consolidated subsidiary whose common stock is wholly owned by the Company. In 2007, Catlin Bermuda issued 600,000 non-cumulative perpetual preferred shares, par value of $0.01 per unit, with liquidation preference of $1,000 per unit, plus declared and unpaid dividends. Dividends at a rate of 7.249 per cent on the liquidation preference are payable semi-annually on 19 January and 19 July in arrears as and when declared by the Board of Directors, commencing on 19 July 2007 up to but not including 19 January 2017. Thereafter, if the stock has not yet been redeemed, dividends will be payable quarterly at a rate equal to 2.975 per cent plus the three-month Libor rate of the liquidation preference. Catlin Bermuda received proceeds of approximately $590 million, net of issuance costs. The non-controlling preferred shares do not have a maturity date and are not convertible into or exchangeable into any of Catlin Bermuda’s or the Group’s other securities.

Dividends
Dividends on common stock
On 20 March 2014 the Group paid a final dividend on the common stock relating to the 2013 financial year of 21.0 pence per share (34.3 cents per share) to stockholders of record at the close of business on 21 February 2014. The total dividend paid for the 2013 financial year was 31.0 pence per share (49.8 cents per share).

On 22 September 2014, the Group paid an interim dividend relating to the 2014 financial year of 10.5 pence per share (17.7 cents per share) to stockholders of record on 22 August 2014.

Non-controlling preferred stock dividend
On both 19 January and 19 July, Catlin Bermuda paid a semi-annual dividend of $22 million to the stockholders of the non-cumulative perpetual non-controlling preferred stock.

13	Employee stock compensation schemes

The Group has several employee schemes in place, of which the most significant are the Performance Share Plan (‘PSP’) and the Incentive Share Plan (‘ISP’). From 2014, awards are made under the PSP adopted in 2013. This replaces the previous PSP, adopted in 2004, under which awards were made in 2013 and prior years. The first ISP awards were made in 2014. In addition, the Group also has a Deferred Bonus Share Plan and three Employee Share Plans in place. These financial statements include the total cost of stock compensation for all plans, calculated using the fair value method of accounting for stock-based employee compensation.

The total amount expensed to income in respect of all plans in the year ended 31 December 2014 was $60 million (2013: $50 million), included in administrative and other expenses.

Performance Share Plan
In February 2014, Standard Awards comprising a total of 3,896,040 options with $nil exercise price and 1,479,398 non-vested shares (total of 5,375,438 securities) were awarded to Group employees under the PSP. In August 2014, a further 60,085 options with $nil exercise price and 67,321 non-vested shares (total of 127,406 securities) were awarded, resulting in a total of 5,502,844 securities granted to Group employees under the PSP in 2014. Up to half of the securities will vest in 2017 and up to half will vest in 2018, subject to certain performance conditions. Additional Awards comprising 183,705 options with $nil exercise price were also granted. Up to half of these securities will vest in 2017 and up to half will vest in 2018, subject to certain market-based conditions.

These securities have been treated as non-vested shares and as such have been measured at their fair value on the grant date as if they were fully vested and issued and assuming an annual attrition rate of 0-6 per cent depending on the award. This value is charged to the Consolidated Income Statements over the vesting period, with a corresponding adjustment to equity. The charge is revised at each balance sheet date to take account of actual achievement of the performance condition that governs the level of vesting and any changes that may be required to the attrition assumption. The total amount of expense relating to PSP for the year ended 31 December 2014 was $53 million (2013: $50 million).

Incentive Share Plan
In February 2014 a total of 2,168,384 options with $nil exercise price and 869,670 non-vested shares (total of 3,038,054 securities) were awarded to Group employees under the Group’s Incentive Share Plan (‘ISP’). In August 2014, a further 56,319 options with $nil exercise price and 5,722 non-vested shares (total of 62,041

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

securities) were awarded, resulting in a total of 3,100,095 securities granted to Group employees under the ISP in 2014. Half of the securities will vest in 2017 and half will vest in 2018, subject to continued service.

These securities have been treated as non-vested shares and as such have been measured at their fair value on the grant date as if they were fully vested and issued and assuming an annual attrition rate of 5 per cent. This value is charged to the Consolidated Income Statements over the vesting period, with a corresponding adjustment to equity. The charge is revised at each balance sheet date to take account of any changes that may be required to the attrition assumption. The total amount of expense relating to ISP for the year ended 31 December 2014 was $7 million (2013: $nil).

The table below shows the PSP and ISP awards as at 31 December 2014 and activity during 2014.

	PSP Standard Awards		PSP Additional Awards		ISP Awards
	Number of awards	Weighted average fair value	Number of awards	Weighted average fair value	Number of awards	Weighted average fair value
Outstanding, 1 January 2014	35,645,656	$9.64	-	-	-	-
Granted during year	5,502,844	$9.18	183,705	$5.85	3,100,095	$9.18
Forfeited during year	(6,757,674)	$8.79	-	-	(161,583)	$8.79
Exercised during year	(3,948,209)	$8.79	-	-	-	-
Outstanding, 31 December 2014	30,442,617	$10.47	183,705	$7.97	2,938,512	$10.47
Exercisable, end of year	1,208,094	$10.47	-	-	-	-

The total fair value of PSP Standard Awards vested during the year was $35 million (2013: $42 million).

The following table provides further information on the PSP and ISP securities as at 31 December 2014.

(US dollars in millions)	PSP Standard Awards	PSP Additional Awards	ISP Awards
Weighted average remaining contractual life	8 years	9 years	9 years
Maximum contractual term of equity share options	9 years	9 years	9 years
Weighted average period of recognition	1 years	3 years	3 years
Future compensation relating to unvested awards	$54	$0.2	$17

Under the terms of the Deferred Bonus Share Plan, any bonus award exceeding 130 per cent of base salary is deferred into shares. In March 2014, conditional rights to acquire 113,958 shares were awarded on this basis. These are eligible to vest in equal proportions in 2017, 2018 and 2019.

The Group also has three All-Employee Share Plans in place. The expense related to the All-Employee Share Plans is considered to be insignificant.

14	Earnings per share

Basic earnings per share are calculated by dividing the earnings attributable to common stockholders by the weighted average number of common shares issued and outstanding during the year.

Diluted earnings per share is calculated by dividing the earnings attributable to common stockholders by the weighted average number of common shares issued and outstanding, adjusted to assume conversion of all dilutive potential common shares. The Company has the following potentially dilutive instruments outstanding during the years presented:

(i)	PSP;

(ii)	ISP;

(iii)	Deferred Bonus Shares; and

(iv)	All-Employee Share Plans.

Income to common stockholders is arrived at after deducting non-controlling preferred stock dividends of $44 million (2013: $44 million).

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

Reconciliations of the number of shares used in the calculations as at 31 December 2014 and 2013 are set out below.

	2014	2013
Weighted average number of shares	358,487,807	355,350,786
Dilution effect of stock options and non-vested shares	17,653,686	8,461,337
Weighted average number of shares on a diluted basis	376,141,493	363,812,123

Earnings per common share
Basic	$1.17	$1.11
Diluted	$1.11	$1.08

With effect from 2014, securities awarded under the PSP were included in the computation of diluted earnings per share to the extent that the full term performance conditions necessary for these securities to vest were met as at 31 December. The 2013 comparatives have been revised on this basis.

15 Other comprehensive income/(loss)

The following table details the individual components of other comprehensive income/(loss) for 2014 and 2013:

(US dollars in millions)	Amount before tax	Tax (expense)/benefit	Amount after tax
2014
Cumulative translation adjustments	$(41)	$(3)	$(44)
Defined benefit pension plan	1	-	1
Other comprehensive income/(loss)	$(40)	$(3)	$(43)
2013
Cumulative translation adjustments	$(14)	$8	$(6)
Defined benefit pension plan	-	-	-
Other comprehensive income/(loss)	$(14)	$8	$(6)

The following table details the components of accumulated other comprehensive loss as at 31 December:

(US dollars in millions)	2014	2013
Cumulative translation adjustments	$(247)	$(203)
Funded status of defined benefit pension plan adjustment	4	3
Accumulated other comprehensive loss	$(243)	$(200)

16	Pension commitments

The Group operates various pension schemes for employees in the different countries of operation.

In the UK the Group operates defined contribution schemes for certain directors and employees, which are administered by third-party insurance companies. The pension cost for the UK scheme was $16 million for the year ended 31 December 2014 (2013: $14 million).

In Bermuda the Group operates a defined contribution scheme, under which the Group contributes a specified percentage of each employee’s earnings. The pension cost for the Bermuda scheme was $1 million for the year ended 31 December 2014 (2013: $1 million).

In the US the Group has adopted a 401(k) Profit Sharing Plan qualified under the Internal Revenue Code and a Non-Qualified Deferred Compensation Plan under which the Group contributes a specified

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

percentage of each employee’s earnings. The pension cost for the US scheme was $6 million for the year ended 31 December 2014 (2013: $6 million).

In Switzerland the Group operates a defined contribution scheme, under which the Group contributes a specified percentage of each employee’s earnings. The pension cost for the Switzerland scheme was $2 million for the year ended 31 December 2014 (2013: $2 million).

Fenchurch Pension Scheme
In connection with the acquisition of Wellington in December 2006, the Group assumed liabilities associated with a defined benefit pension plan which Wellington sponsored. The plan and its funds are independent of the Group's finances. The plan has been closed to new members since 1993. The current membership consists only of pensioners and deferred members. The most recent valuation of the plan was at 1 October 2013. The next full actuarial valuation is due in October 2016.

The overall expected return on assets is calculated as the weighted average of the expected returns on each individual asset class. The return on gilts and bonds is the current market yield on long term gilts and bonds. The expected return on other assets is the current interest rate set by the Bank of England.

The amounts recognised in the Consolidated Balance Sheets are as follows:

(US dollars in millions)	2014	2013
Present value of funded obligations	$(29)	$(29)
Market value of plan assets	34	33
Net asset	$5	$4

Plan assets are substantially all invested in corporate bonds of $34m (2013: $33m), valued using Level 2 inputs in the fair value hierarchy described in Note 6. The expected rate of return on plan assets is 3.4% (2013: 4.2%).

The pension costs for the defined benefit plan was insignificant for the years ended 31 December 2014 and 2013.

Movements in the present value of the defined benefit obligation were as follows:

(US dollars in millions)	2014	2013
Opening defined benefit obligation	$29	$30
Interest cost	1	1
Actuarial losses/(gains)	3	(1)
Benefits paid	(2)	(2)
Foreign currency losses/(gains)	(2)	1
Closing defined benefit obligation	$29	$29

Changes in the fair value of plan assets were as follows:

(US dollars in millions)	2014	2013
Opening fair value of plan assets	$33	$33
Expected return on assets	1	2
Actuarial gains/(losses)	4	(1)
Benefits paid	(2)	(2)
Foreign currency (losses)/gains	(2)	1
Closing fair value of plan assets	$34	$33

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

The Group contributions during the year amounted to $nil (2013: $nil). The actual return on scheme assets was $5m for the year ended 31 December 2014 (2013: $nil). The Group expects to contribute $nil to its defined benefit pension plan in 2015.

The cumulative amount of actuarial gains and losses recognised in the Consolidated Statements of Comprehensive Income was $1m (2013: $nil).

Principal actuarial assumptions at the balance sheet date (expressed as weighted averages):

	2014	2013
Discount rate at 31 December	3.40%	4.20%
Rate of increase of deferred pensions	2.30%	2.70%
Inflation assumption	3.30%	3.60%
Rate of increase to pensions in payment	3.00%	3.00%

	2014	2013
	Years	Years
For current pensioners:
Longevity at 65 for a male now aged 65	88.39	88.36
Longevity at 65 for a female now aged 65	89.64	89.57
For future pensioners
Longevity at 65 for a male now aged 45	89.61	89.63
Longevity at 65 for a female now aged 45	91.14	91.07
Pension costs for pension schemes in other countries of operation are considered individually insignificant but in aggregate amount to $5 million (2013: $4 million).

17	Statutory financial data

The statutory capital and surplus of each of the Group’s principal operating subsidiaries, excluding Catlin Syndicate, is in excess of regulatory requirements. The regulatory requirements shown in the table below are based on the latest available data:

US dollars in millions	2014	2013
United Kingdom	$201	$183
United States	129	109
Switzerland	1,148	1,231
Bermuda	463	792

The Group also has sufficient capital available to meet Funds at Lloyd’s requirements of $1,178 million (2013: $1,352 million).

The Group’s ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by its subsidiaries. The payment of such dividends is limited by applicable laws and statutory requirements of the jurisdictions in which the Group operates.

The Group is also subject to restrictions on some of its assets to support its insurance and reinsurance operations, as described in Note 4.

18	Commitments and contingencies

Legal proceedings
The Group is party to a number of legal proceedings arising in the ordinary course of the Group’s business which have not been finally adjudicated. While the results of the litigation cannot be predicted with

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

certainty, management believes that the outcome of these matters will not have a material impact on the results of operations or financial condition of the Group.

Concentrations of credit risk
Areas where significant concentration of risk may exist include investments, reinsurance recoverable, and cash and cash equivalent balances.

The cash balances and investment portfolio are managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single institution issue and issuers. Similar principles are followed for the purchase of reinsurance. The Group believes that there are no significant concentrations of credit risk associated with its investments or its reinsurers. Note 8 describes concentrations of more than 5 per cent of the Group’s total reinsurance recoverable asset.

Letters of credit
The Group arranges letter of credit facilities to support its reinsurance business and for general corporate purposes.

As at 31 December 2014, the Group has access to the following letter of credit facilities:

•
A $450 million unsecured multi-bank facility available for utilisation by appointed members of the Group and guaranteed by the Company. As at 31 December 2014, $197 million of letters of credit were issued under this facility. The facility has a termination date of 31 December 2016.

•	A bilateral facility available for utilisation by Catlin Bermuda, collateralised by pledged financial assets. As at 31 December 2014, $166 million of letters of credit were issued under this facility.

•
A bilateral facility available for utilisation by Catlin Re Switzerland, collateralised by pledged financial assets. As at 31 December 2014, $48 million of letters of credit were issued under this facility.

•
Four bilateral facilities available for utilisation by Catlin Bermuda and guaranteed by the Company for Funds at Lloyd’s purposes, amounting to a total of $375 million. As at 31 December 2014, $375 million of letters of credit were issued under these facilities. One of the facilities has an expiry date of 31 December 2017, while the other three have expiry dates of 31 December 2018.

•
An Australian $50 million ($41 million) unsecured bilateral facility, available for utilisation by appointed members of the Group and guaranteed by the Company, for the purpose of providing collateral to Australian beneficiaries. As at 31 December 2014, Australian $49 million ($40 million) of letters of credit were issued under this facility.

•
Two unsecured bilateral facilities, available for utilisation by appointed members of the Group and guaranteed by the Company amounting to $150 million. As at 31 December 2014, $109 million of letters of credit were issued under this facility.

•	A facility managed by Lloyd’s, acting for the Syndicates. As at 31 December 2014, $9 million of letters of credit were issued under this facility.

•	Catlin US has letters of credit amounting to $1 million issued for the benefit of various parties.

Future lease commitments
The Group leases office space and equipment under non-cancellable operating lease agreements, which expire at various times. Future minimum annual lease commitments for non-cancellable operating leases as at 31 December 2014 are as follows:

(US dollars in millions)
2015	$28
2016	26
2017	22
2018	21
2019 and thereafter	87
Total	$184

Under non-cancellable sub-lease agreements, the Group is entitled to receive future minimum sub-lease payments of $13 million (2013: $22 million).

19	Related parties

Catlin Group Limited
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2014 and 2013

The Group purchased services from Catlin Estates Limited and Burnhope Lodge, both of which are controlled by a Director of the Group. The cost of the services purchased from Catlin Estates Limited and Burnhope Lodge in 2014 and 2013 was insignificant to the Group Financial Statements.

All transactions with related parties were entered into on normal commercial terms.

20	Subsequent events

Recommended acquisition
On 9 January 2015, the Group announced that it had agreed the terms of a recommended cash and share acquisition of the entire issued and to be issued share capital of the Company by XL Group plc (‘XL’), a company domiciled in Ireland and listed on the New York Stock Exchange and the Bermuda Stock Exchange. It is intended that the acquisition will be effected by means of a two-step, integrated process comprising a scheme of arrangement under Section 99 of the Bermuda Companies Act followed immediately by a merger under Section 104H of the Bermuda Companies Act.

The acquisition provides for a consideration of 388 pence in cash and 0.130 XL shares for each share in the Company, subject to a mix and match arrangement, plus the 2014 final dividend of 22 pence. In addition, subject to the completion of the disposal of Catlin’s investment in Box Innovation Group Limited, it has been announced that Catlin shareholders will receive a special dividend of approximately 12 pence per share.

The acquisition is conditional on, among other things, the approval of Catlin shareholders, the sanction of the Scheme by the Supreme Court of Bermuda and clearances from regulators

The terms of the recommended acquisition did not result in any impact on the Group’s financial position or results of operations, at or for the year ended 31 December 2014.

Proposed dividend
On 9 February 2015 the Board approved a proposed final dividend of 22.0 pence per share (33.5 cents per share), payable on 19 March 2015 to stockholders of record at the close of business on 20 February 2015. The final dividend is payable in sterling.

Non-controlling preferred stock dividend
The Board of Catlin Bermuda approved a dividend of $22 million to the stockholders of the non-cumulative perpetual non-controlling preferred stock. This dividend was paid on 19 January 2015.

Management has evaluated subsequent events until 10 February 2015, the date of issuance of the financial statements and then through 6 March due to the changes described in Note 2.